EXHIBIT 99.1

Purchase, New York        Telephone: 914-253-2000        www.pepsico.com

Contacts:	Investor	Media
	Jamie Caulfield	Jennifer Friedman
	Senior Vice President, Investor Relations	Director, Communications
	914-253-3035	914-253-2966
	jamie.caulfield@pepsico.com	jennifer.friedman@pepsico.com

PepsiCo Reports Fourth Quarter and Full Year 2014 Results

•	Company meets or exceeds 2014 financial targets for organic revenue, core constant currency EPS, cash flow, core net ROIC and total cash returns to shareholders[1]

•	Fourth quarter core[1] EPS of $1.12 and reported EPS of $0.87

•	Full year core[1] EPS of $4.63 and reported EPS of $4.27

•
Organic[1] revenue grew 5 percent in the fourth quarter and 4 percent in the full year. Reported net revenue declined 1 percent in the fourth quarter and was even in the full year, reflecting the impact of foreign exchange translation

•	Company announces 2015 financial targets consistent with long-term goals

•	Company expects to return approximately $8.5 to $9 billion to shareholders through dividends and share repurchases in 2015

PURCHASE, N.Y. - February 11, 2015 - PepsiCo, Inc. (NYSE: PEP) today reported core earnings per share of $1.12 for the fourth quarter of 2014 and $4.63 for the full year, on organic revenue growth of 5 percent for the quarter and 4 percent for the full year.

“We are pleased to report that we met or exceeded each of our full-year 2014 financial targets. Our results are a reflection of our diverse global footprint, the strength of our integrated food and beverage product portfolio, successful innovation and exceptional marketplace execution,” said Chairman and CEO Indra Nooyi.

“As we look ahead to 2015, we expect to again deliver results consistent with our long-term financial objectives, despite the anticipated challenging and volatile global macro environment. Further, returning cash to shareholders remains a top priority, and we plan to return approximately $8.5 to $9 billion to shareholders through both higher dividends and share repurchases.”

1Please refer to the Glossary for the definitions of Non-GAAP financial measures including core, constant currency, organic and free cash flow.

Summary Fourth Quarter 2014 Performance (Percent Growth)

	Reported	Core Constant Currency[a]	Organic[b]
Volume
Snacks	2		2
Beverages	2		1
Net Revenue	(1)		5
Operating Profit[c]	(15)	7
EPS	(23)	14

	Organic Volume[b]	Net Revenue	Operating Profit[c]	Organic Revenue[b]	Core Constant Currency Operating Profit[a]
FLNA	2	3	5.5	3.5	6
QFNA	--	(2)	3	--	8
LAF	(2)	(0.5)	(20)	11	2
PAB	1	1	4	3	11
Europe	3/3[d]	(10)	(6)	6	(5)
AMEA	8/1.5[d]	4	(7)	7	(6)
Total Divisions	2/1[d]	(1)	(1)	5	5
Total PepsiCo	2/1[d]	(1)	(15)	5	7

a Core constant currency results are non-GAAP financial measures that exclude certain items affecting comparability and foreign exchange translation. For more information about our core constant currency results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for definitions of “Core” and “Constant Currency.”
b Organic results are non-GAAP financial measures that adjust for impacts of acquisitions, divestitures and other structural changes and foreign exchange translation, as applicable. For more information about our organic results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for the definition of “Organic.”
c The reported operating profit performance was impacted by certain items excluded from our core results in both 2014 and 2013. See “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits for more information about these items. Please refer to the Glossary for the definition of “Core.”
d Snacks/Beverages.

Summary Full Year 2014 Performance (Percent Growth)

	Reported	Core Constant Currency[a]	Organic[b]
Volume
Snacks	1		1
Beverages	1		1
Net Revenue	--		4
Operating Profit[c]	(1)	5
EPS	(1)	9

	Organic Volume[b]	Net Revenue	Operating Profit[c]	Organic Revenue[b]	Core Constant Currency Operating Profit[a]
FLNA	2	3	5	3	6
QFNA	--	(2)	1	(1)	3
LAF	(2)	1	(2.5)	10	9
PAB	--	--	(4)	1	4
Europe	2/1[d]	(3)	3	4.5	4
AMEA	8/2[d]	3	(11)	8	(8)
Total Divisions	1/1[d]	--	(0.5)	4	4
Total PepsiCo	1/1[d]	--	(1)	4	5

a Core constant currency results are non-GAAP financial measures that exclude certain items affecting comparability and foreign exchange translation. For more information about our core constant currency results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for definitions of “Core” and “Constant Currency.”
b Organic results are non-GAAP financial measures that adjust for impacts of acquisitions, divestitures and other structural changes and foreign exchange translation, as applicable. For more information about our organic results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for the definition of “Organic.”
c The reported operating profit performance was impacted by certain items excluded from our core results in both 2014 and 2013. See “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits for more information about these items. Please refer to the Glossary for the definition of “Core.”
d Snacks/Beverages.

Summary of Fourth Quarter Financial Performance:

•	Organic revenue grew 5 percent and reported net revenue declined 1 percent. Foreign exchange translation had a 6-percentage-point unfavorable impact on reported net revenue.

•
Developing and emerging market organic revenue grew 10 percent. On a reported basis, developing and emerging market net revenue declined 4 percent, reflecting unfavorable foreign exchange translation, in particular, significant currency volatility in the Russian ruble and Venezuelan bolivar.

•
During the fourth quarter, we remeasured certain net monetary assets of our Venezuelan entities at the SICAD I auction-based rate of 12 bolivars per U.S. dollar versus the fixed exchange rate of 6.3 bolivars per U.S. dollar resulting in a $0.07 per share after-tax net charge reflected in our reported results[1]. In addition, this change in exchange rate had an unfavorable impact on our core operating results.

•
Core gross margin and core operating margin expanded 70 basis points and 15 basis points, respectively, reflecting the implementation of effective revenue management strategies and productivity initiatives. Reported gross margin increased 60 basis points while reported operating margin decreased 175 basis points.

•
Core constant currency operating profit increased 7 percent. Results in the current year quarter reflect charges associated with efficiency initiatives, substantially offset by incremental investments in the prior year quarter. Reported operating profit decreased 15 percent and included the impact of restructuring and impairment charges, remeasurement of certain net monetary assets of our Venezuelan entities, a pension lump sum settlement charge and mark-to-market net losses on commodity hedges.

•
The company’s core effective tax rate was 25.5 percent, which compares to 28.2 percent in the prior-year quarter. The reported effective tax rate was 25.6 percent, above the prior-year quarter of 19 percent.

•
Core EPS was $1.12 and reported EPS was $0.87. Core EPS excludes a negative net impact of $0.08 per share from restructuring and impairment charges, $0.07 per share related to the remeasurement of certain net monetary assets of our Venezuelan entities, $0.06 per share related to a pension lump sum settlement charge and $0.04 per share related to mark-to-market net losses on commodity hedges. Mark-to-market net gains and losses on commodity hedges are subsequently reflected in core division results when the divisions recognize the cost of the underlying commodity in operating profit.

1 Significant uncertainty exists regarding the exchange mechanisms in Venezuela. In February 2015, the Venezuelan government indicated it would implement further changes to the three existing exchange mechanisms. Any further devaluation of the bolivar or change in the exchange mechanisms could adversely affect our financial results, including resulting in further charges or impairment of our non-monetary assets or a higher than expected unfavorable impact of foreign exchange translation. See page A-17 for additional information.

Summary of Full Year 2014 Financial Performance:

•	Organic revenue grew 4 percent and reported net revenue was even. Foreign exchange translation had over a 3-percentage-point unfavorable impact on reported net revenue.

•
Developing and emerging market organic revenue grew 9 percent. On a reported basis, developing and emerging market net revenue declined 1 percent, reflecting unfavorable foreign exchange translation, in particular, significant currency volatility in the Russian ruble and Venezuelan bolivar.

•
Core gross margin increased 55 basis points and core operating margin increased 30 basis points. Reported gross margin increased 75 basis points and reported operating margin decreased 25 basis points.

•
Core constant currency operating profit increased 5 percent. Reported operating profit decreased 1 percent and included the impact of restructuring and impairment charges, remeasurement of certain net monetary assets of our Venezuelan entities, a pension lump sum settlement charge and mark-to-market net losses on commodity hedges.

•	The company’s core effective tax rate was 25 percent, which compares to 25.7 percent in the prior year. The reported effective tax rate was 25.1 percent, above the prior year of 23.7 percent.

•
Core EPS was $4.63 and reported EPS was $4.27. Core EPS excludes a negative net impact of $0.21 per share from restructuring and impairment charges, $0.07 per share related to the remeasurement of certain net monetary assets of our Venezuelan entities, $0.06 per share related to a pension lump sum settlement charge and $0.03 per share related to mark-to-market net losses on commodity hedges.

•	Delivered $1 billion of productivity savings in 2014.

•	Cash flow provided by operating activities was $10.5 billion for the year. Free cash flow (excluding certain items) was $8.3 billion for the year.

•
Core net return on invested capital was 17.5 percent for the year, an increase of 110 basis points from the prior year. Reported net return on invested capital was 13.2 percent for the year, a decrease of 80 basis points from the prior year.

•	The company returned a total of $8.7 billion to shareholders in 2014 through $3.7 billion in dividends and $5.0 billion in share repurchases.

Division Operating Summaries:

Frito-Lay North America (FLNA)
Organic revenue grew 3.5 percent in the quarter, reflecting volume growth of 2 percent and 2 percentage points of effective net pricing. Reported net revenue grew 3 percent. Core constant currency operating profit grew 6 percent, reflecting the revenue gains, productivity savings, and lower commodity costs, partially offset by operating cost inflation.

For the full year, organic and reported net revenue grew 3 percent, reflecting volume growth of 2 percent and 1 percentage point of effective net pricing. Core constant currency operating profit grew 6 percent, reflecting the revenue gains, productivity savings, and lower commodity costs, partially offset by operating cost inflation.

Quaker Foods North America (QFNA)
For the quarter, organic revenue was even with the prior year. Reported net revenue declined 2 percent. For the full year, organic revenue declined 1 percent reflecting pricing declines. Reported net revenue declined 2 percent in the full year.

Core constant currency operating profit grew 8 percent in the quarter and 3 percent for the full year due to productivity savings and improvement in our share of the operating results of our Muller Quaker Dairy joint venture, which reflected start-up costs in the prior year. Additionally, full year performance included a net gain associated with a divestiture. These impacts were partially offset by unfavorable net pricing and operating cost inflation.

Latin America Foods (LAF)
Organic revenue grew 11 percent in the quarter, reflecting 13 percentage points of effective net pricing, partially offset by a 2 percent volume decline. Organic revenue growth was led by Venezuela, Argentina and Brazil. Reported net revenue declined 0.5 percent, reflecting an 11-percentage-point unfavorable impact from foreign exchange translation. Core constant currency operating profit grew 2 percent, reflecting effective net pricing and productivity gains, partially offset by operating and commodity cost inflation, charges associated with efficiency initiatives, and higher advertising and marketing expenses.

For the full year, organic revenue increased 10 percent, reflecting 12 percentage points of effective net pricing, partially offset by a 2 percent volume decline. Organic revenue growth was led by Venezuela, Brazil and Argentina. Reported net revenue grew 1 percent, reflecting an 8-percentage-point unfavorable impact from foreign exchange translation. Core constant currency operating profit grew 9 percent in the year, reflecting the revenue growth and productivity savings, offset by commodity and operating cost inflation.

PepsiCo Americas Beverages (PAB)
Organic revenue increased 3 percent in the quarter, reflecting 2.5 percentage points of effective net pricing. Reported net revenue increased 1 percent. During the quarter, PAB increased its liquid refreshment beverage value market share position in the U.S. in measured channels. In North America, non-carbonated beverage volume increased 4 percent and carbonated soft drink volume decreased 2 percent. Latin America organic beverage volume increased 3 percent.

For the quarter, core constant currency operating profit increased 11 percent, reflecting effective net pricing, productivity gains, and lower commodity costs, partially offset by operating cost inflation and higher advertising and marketing expenses.

For the full year, organic revenue increased 1 percent, reflecting 1.5 percentage points of effective net pricing. Reported net revenue was even with the prior year. Core constant currency operating profit increased 4 percent, reflecting effective net pricing, productivity gains, and lower commodity costs, partially offset by operating cost inflation.

Europe
Organic revenue grew 6 percent in the quarter, reflecting 3 percentage points of effective net pricing and volume growth of 3 percent in both snacks and beverages. Reported net revenue declined 10 percent, reflecting a 16-percentage-point unfavorable foreign exchange translation impact.

Core constant currency operating profit decreased 5 percent reflecting operating and commodity cost inflation, and charges associated with efficiency initiatives, partially offset by organic revenue growth, productivity gains and lapping of incremental investments in the prior year quarter.

For the full year, organic revenue increased 4.5 percentage points, reflecting 3 percentage points of effective net pricing, as well as volume growth of 2 percent in snacks and 1 percent in beverages. Reported net revenue declined 3 percent, reflecting an 8-percentage-point unfavorable foreign exchange translation impact.

Core constant currency operating profit increased 4 percent for the full year, reflecting organic revenue growth and productivity savings, as well as a gain related to the sale of agricultural assets and the lapping of incremental investments in the prior year. These impacts were partially offset by an impairment charge associated with a brand in Greece, in addition to operating and commodity cost inflation, and charges associated with efficiency initiatives.

Asia, Middle East & Africa (AMEA)
For the quarter, organic revenue grew 7 percent, reflecting 8 percent volume growth in snacks and 1.5 percent volume growth in beverages. Reported net revenue increased 4 percent. Core constant currency operating profit decreased 6 percent in the quarter primarily reflecting operating cost inflation and charges associated with efficiency initiatives, partially offset by productivity gains, the lapping of incremental investments in the prior year quarter and revenue growth.

For the full year, organic revenue grew 8 percent driven by 8 percent volume growth in snacks and 2 percent volume growth in beverages and effective net pricing. Reported net revenue increased 3 percent. Core constant currency operating profit declined 8 percent, primarily reflecting operating cost inflation, charges associated with efficiency initiatives and the lapping of a gain related to the Vietnam beverage business refranchising. These impacts were partially offset by the revenue growth and productivity gains, as well as the lapping of incremental investments in the prior year.

2015 Outlook
The company expects 7 percent core constant currency EPS growth in fiscal 2015 versus its fiscal 2014 core EPS of $4.63, consistent with its long-term target of high-single-digit core constant currency EPS growth. Based on the current foreign exchange market consensus, the company currently expects foreign exchange translation to have an unfavorable impact of approximately 7 percentage points on full year core EPS performance in 2015.

Organic revenue in fiscal 2015 is expected to grow mid-single digits versus 2014, consistent with the company’s long-term target. Based on the current foreign exchange market consensus, the company currently expects foreign exchange translation to have an unfavorable impact of approximately 7 percentage points on full year net revenue growth.

In addition for fiscal 2015, the company expects:

•	Low-single-digit commodity inflation, which includes the estimated impact of transaction-related foreign exchange;

•	Productivity savings of approximately $1 billion;

•	Higher interest expense driven by increased debt balances; and

•	A core effective tax rate of approximately 25 percent.

The company is targeting over $10 billion in cash flow from operating activities and more than $7 billion in free cash flow (excluding certain items) in 2015. Net capital spending is expected to be approximately $3 billion in 2015, within the company’s long-term capital spending target of less than or equal to 5 percent of net revenue.

The company announced a 7.3 percent increase in its annualized dividend to $2.81 per share from $2.62 per share, to take effect with the dividend expected to be paid in June 2015. The company also anticipates share repurchases of $4.5 to $5 billion in 2015.

The company also announced a new share repurchase program providing for the repurchase of up to $12 billion of PepsiCo common stock commencing on July 1, 2015 and expiring on June 30, 2018.

Conference Call:
At 8 a.m. (Eastern Time) today, the company will host a conference call with investors and financial analysts to discuss fourth quarter and full year 2014 results and the outlook for 2015. Further details, including a slide presentation accompanying the call, will be accessible on the company’s website at www.pepsico.com/investors.

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions except per share amounts; unaudited, except year-end 12/28/2013 amounts)

	Quarter Ended			Year Ended
	12/27/2014	12/28/2013	Change	12/27/2014	12/28/2013	Change
Net Revenue	$19,948	$20,118	(1)%	$66,683	$66,415	—%
Cost of sales	9,364	9,565	(2)%	30,884	31,243	(1)%
Gross profit	10,584	10,553	—%	35,799	35,172	2%
Selling, general and administrative expenses	8,526	8,120	5%	26,126	25,357	3%
Amortization of intangible assets	27	35	(19)%	92	110	(16)%
Operating Profit	2,031	2,398	(15)%	9,581	9,705	(1)%
Interest expense	(284)	(269)	6%	(909)	(911)	—%
Interest income and other	34	35	(1)%	85	97	(12)%
Income before income taxes	1,781	2,164	(18)%	8,757	8,891	(1.5)%
Provision for income taxes	455	410	11%	2,199	2,104	5%
Net income	1,326	1,754	(24)%	6,558	6,787	(3)%
Less: Net income attributable to noncontrolling interests	15	12	19%	45	47	(5)%
Net Income Attributable to PepsiCo	$1,311	$1,742	(25)%	$6,513	$6,740	(3)%

Diluted
Net Income Attributable to PepsiCo per Common Share	$0.87	$1.12	(23)%	$4.27	$4.32	(1)%
Weighted-average common shares outstanding	1,514	1,552		1,527	1,560

Cash dividends declared per common share	$0.655	$0.5675		$2.5325	$2.24

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions and unaudited, except year-ended 12/28/2013 amounts)

	Quarter Ended			Year Ended
	12/27/2014	12/28/2013	Change	12/27/2014	12/28/2013	Change
Net Revenue
Frito-Lay North America	$4,370	$4,247	3%	$14,502	$14,126	3%
Quaker Foods North America	784	797	(2)%	2,568	2,612	(2)%
Latin America Foods	2,804	2,818	(0.5)%	8,442	8,350	1%
PepsiCo Americas Beverages	6,064	5,982	1%	21,154	21,068	—%
Europe	3,908	4,339	(10)%	13,290	13,752	(3)%
Asia, Middle East & Africa	2,018	1,935	4%	6,727	6,507	3%
Total Net Revenue	$19,948	$20,118	(1)%	$66,683	$66,415	—%

Operating Profit
Frito-Lay North America	$1,230	$1,166	5.5%	$4,054	$3,877	5%
Quaker Foods North America	172	167	3%	621	617	1%
Latin America Foods	329	413	(20)%	1,211	1,242	(2.5)%
PepsiCo Americas Beverages	691	665	4%	2,846	2,955	(4)%
Europe	263	279	(6)%	1,331	1,293	3%
Asia, Middle East & Africa	159	171	(7)%	1,043	1,174	(11)%
Division Operating Profit	2,844	2,861	(1)%	11,106	11,158	(0.5)%
Corporate Unallocated
Commodity Mark-to-Market Net Impact	(100)	2		(68)	(72)
Restructuring and Impairment Charges	(21)	(10)		(41)	(11)
Pension Lump Sum Settlement Charge	(141)	—		(141)	—
Venezuela Remeasurement Charges	(126)	—		(126)	(124)
Other	(425)	(455)		(1,149)	(1,246)
	(813)	(463)	76%	(1,525)	(1,453)	5%
Total Operating Profit	$2,031	$2,398	(15)%	$9,581	$9,705	(1)%

PepsiCo, Inc. and Subsidiaries Condensed Consolidated Statement of Cash Flows (in millions)

	Year Ended
	12/27/2014	12/28/2013
	(unaudited)
Operating Activities
Net income	$6,558	$6,787
Depreciation and amortization	2,625	2,663
Stock-based compensation expense	297	303
Merger and integration charges	—	10
Cash payments for merger and integration charges	—	(25)
Restructuring and impairment charges	418	163
Cash payments for restructuring charges	(266)	(133)
Cash payments for restructuring and other charges related to the transaction with Tingyi (Cayman Islands) Holding Corp. (Tingyi)	—	(26)
Venezuela remeasurement charges	105	111
Excess tax benefits from share-based payment arrangements	(114)	(117)
Pension and retiree medical plan expenses	667	663
Pension and retiree medical plan contributions	(655)	(262)
Deferred income taxes and other tax charges and credits	(19)	(1,058)
Change in assets and liabilities:
Accounts and notes receivable	(343)	(88)
Inventories	(111)	4
Prepaid expenses and other current assets	80	(51)
Accounts payable and other current liabilities	1,162	1,007
Income taxes payable	371	86
Other, net	(269)	(349)
Net Cash Provided by Operating Activities	10,506	9,688
Investing Activities
Capital spending	(2,859)	(2,795)
Sales of property, plant and equipment	115	109
Cash payments related to the transaction with Tingyi	—	(3)
Acquisitions and investments in noncontrolled affiliates	(88)	(109)
Divestitures	203	133
Short-term investments, net	(2,298)	61
Other investing, net	(10)	(21)
Net Cash Used for Investing Activities	(4,937)	(2,625)
Financing Activities
Proceeds from issuances of long-term debt	3,855	4,195
Payments of long-term debt	(2,189)	(3,894)
Short-term borrowings, net	(1,997)	1,165
Cash dividends paid	(3,730)	(3,434)
Share repurchases - common	(5,012)	(3,001)
Share repurchases - preferred	(10)	(7)
Proceeds from exercises of stock options	755	1,123
Excess tax benefits from share-based payment arrangements	114	117
Acquisition of noncontrolling interests	—	(20)
Other financing	(50)	(33)
Net Cash Used for Financing Activities	(8,264)	(3,789)
Effect of exchange rate changes on cash and cash equivalents	(546)	(196)
Net (Decrease)/Increase in Cash and Cash Equivalents	(3,241)	3,078
Cash and Cash Equivalents, Beginning of Year	9,375	6,297
Cash and Cash Equivalents, End of Year	$6,134	$9,375

PepsiCo, Inc. and Subsidiaries Condensed Consolidated Balance Sheet (in millions except per share amounts)

	12/27/2014	12/28/2013
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$6,134	$9,375
Short-term investments	2,592	303
Accounts and notes receivable, net	6,651	6,954
Inventories
Raw materials	1,593	1,732
Work-in-process	173	168
Finished goods	1,377	1,509
	3,143	3,409
Prepaid expenses and other current assets	2,143	2,162
Total Current Assets	20,663	22,203
Property, plant and equipment, net	17,244	18,575
Amortizable intangible assets, net	1,449	1,638
Goodwill	14,965	16,613
Other nonamortizable intangible assets	12,639	14,401
Nonamortizable Intangible Assets	27,604	31,014
Investments in noncontrolled affiliates	2,689	2,623
Other assets	860	1,425
Total Assets	$70,509	$77,478

Liabilities and Equity
Current Liabilities
Short-term obligations	$5,076	$5,306
Accounts payable and other current liabilities	13,016	12,533
Total Current Liabilities	18,092	17,839
Long-term debt obligations	23,821	24,333
Other liabilities	5,744	4,931
Deferred income taxes	5,304	5,986
Total Liabilities	52,961	53,089

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(181)	(171)
PepsiCo Common Shareholders’ Equity
Common stock, par value 1 2/3¢ per share (authorized 3,600 shares, issued, net of repurchased common stock at par value: 1,488 and 1,529 shares, respectively)	25	25
Capital in excess of par value	4,115	4,095
Retained earnings	49,092	46,420
Accumulated other comprehensive loss	(10,669)	(5,127)
Repurchased common stock, in excess of par value (378 and 337 shares, respectively)	(24,985)	(21,004)
Total PepsiCo Common Shareholders’ Equity	17,578	24,409
Noncontrolling interests	110	110
Total Equity	17,548	24,389
Total Liabilities and Equity	$70,509	$77,478

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions except dollar amounts, unaudited)

	Quarter Ended		Year Ended
	12/27/2014	12/28/2013	12/27/2014	12/28/2013
Beginning Net Shares Outstanding	1,503	1,537	1,529	1,544
Options Exercised, Restricted Stock Units (RSUs), Performance Stock Units (PSUs) and PEPunits Converted	4	2	16	22
Shares Repurchased	(19)	(10)	(57)	(37)
Ending Net Shares Outstanding	1,488	1,529	1,488	1,529

Weighted Average Basic	1,494	1,532	1,509	1,541
Dilutive Securities:
Options	10	11	10	11
RSUs, PSUs, PEPunits and Other	9	8	7	7
ESOP Convertible Preferred Stock	1	1	1	1
Weighted Average Diluted	1,514	1,552	1,527	1,560

Average Share Price for the Period	$95.16	$82.55	$88.60	$80.24
Growth Versus Prior Year	15%	18%	10%	17%

Options Outstanding	39	49	43	54
Options in the Money	39	49	43	53
Dilutive Shares from Options	10	11	10	11
Dilutive Shares from Options as a % of Options in the Money	27%	22%	23%	20%

Average Exercise Price of Options in the Money	$64.06	$61.58	$63.51	$61.14

RSUs, PSUs, PEPunits and Other Outstanding	12	13	13	13
Dilutive Shares from RSUs, PSUs, PEPunits and Other	9	8	7	7

Average Intrinsic Value of RSUs and PSUs Outstanding (a)	$74.49	$69.04	$74.27	$68.73
Average Intrinsic Value of PEPunits Outstanding (a)	$61.04	$66.65	$60.92	$66.65
(a) Weighted-average intrinsic value at grant date.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information
Organic Revenue Growth Rates
Quarter and Year Ended December 27, 2014
(unaudited)

	Percent Impact					GAAP Measure	Non-GAAP Measure
						Reported % Change	Organic % Change (a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions and divestitures	Foreign exchange translation		Quarter Ended 12/27/2014	Quarter Ended 12/27/2014
Frito-Lay North America	2	2	—	(1)		3	3.5
Quaker Foods North America	1	(1)	—	(1)		(2)	—
Latin America Foods	(2)	13	—	(11)		(0.5)	11
PepsiCo Americas Beverages	—	2.5	—	(1)		1	3
Europe	3	3	—	(16)		(10)	6
Asia, Middle East & Africa	7	(0.5)	(1)	(2)		4	7
Total PepsiCo	1.5	3.5	—	(6)		(1)	5

	Percent Impact					GAAP Measure	Non-GAAP Measure
						Reported % Change	Organic % Change (a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions and divestitures	Foreign exchange translation		Year Ended 12/27/2014	Year Ended 12/27/2014
Frito-Lay North America	2	1	—	(1)		3	3
Quaker Foods North America	—	(1)	—	(1)		(2)	(1)
Latin America Foods	(2)	12	—	(8)		1	10
PepsiCo Americas Beverages	—	1.5	—	(1)		—	1
Europe	1	3	—	(8)		(3)	4.5
Asia, Middle East & Africa	6	2	(1.5)	(3)	—	3	8
Total PepsiCo	1	3	—	(3)		—	4
(a) Organic percent change is a financial measure that is not in accordance with GAAP and is calculated by excluding the impact of acquisitions and divestitures and foreign exchange translation from reported growth.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Year over Year Growth Rates
Quarter and Year Ended December 27, 2014 (unaudited)

	GAAP Measure						Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Non-Core Adjustments					Core (a) % Change	Percent Impact of	Core Constant Currency (a) % Change
Operating Profit Year over Year % Change	Quarter Ended 12/27/2014	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges (b)	Pension lump sum settlement charge	Venezuela remeasurement charges	Quarter Ended 12/27/2014	Foreign exchange translation	Quarter Ended 12/27/2014
Frito-Lay North America	5.5	—	—	—	—	—	5	1	6
Quaker Foods North America	3	—	—	4	—	—	7	1	8
Latin America Foods	(20)	—	—	3	—	—	(17)	19	2
PepsiCo Americas Beverages	4	—	—	3	—	(3)	4	7	11
Europe	(6)	—	—	(4)	—	—	(9)	4	(5)
Asia, Middle East & Africa	(7)	—	—	(1)	—	—	(9)	2	(6)
Division Operating Profit	(1)	—	—	1	—	(1)	(0.5)	5	5
Impact of Corporate Unallocated	(15)	4	—	1	6	5	1	1	2
Total Operating Profit	(15)	4	—	1	6	4	0.5	6	7
Net Income Attributable to PepsiCo	(25)						4	7	11
Net Income Attributable to PepsiCo per common share - diluted	(23)						6	7	14

	GAAP Measure						Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Non-Core Adjustments					Core (a) % Change	Percent Impact of	Core Constant Currency (a) % Change
Operating Profit Year over Year % Change	Year Ended 12/27/2014	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges (b)	Pension lump sum settlement charge	Venezuela remeasurement charges	Year Ended 12/27/2014	Foreign exchange translation	Year Ended 12/27/2014
Frito-Lay North America	5	—	—	1	—	—	5	0.5	6
Quaker Foods North America	1	—	—	1.5	—	—	2	1	3
Latin America Foods	(2.5)	—	—	1	—	—	(1.5)	11	9
PepsiCo Americas Beverages	(4)	—	—	5	—	—	1	3	4
Europe	3	—	(1)	1	—	—	3	1	4
Asia, Middle East & Africa	(11)	—	—	1	—	—	(10)	2	(8)
Division Operating Profit	(0.5)	—	—	2	—	—	1	3	4
Impact of Corporate Unallocated	(1)	—	—	1	1.5	—	1	—	1
Total Operating Profit	(1)	—	—	3	1.5	—	2.5	3	5
Net Income Attributable to PepsiCo	(3)						4	3	7
Net Income Attributable to PepsiCo per common share - diluted	(1)						6	3	9

(a) Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-16 through A-18 for a discussion of each of these adjustments.

(b) Restructuring and impairment charges include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-16 through A-18 for a discussion of these Plans.

Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
Quarters Ended December 27, 2014 and December 28, 2013
(in millions except per share amounts, unaudited)

	GAAP Measure					Non-GAAP Measure
	Reported	Non-Core Adjustments				Core (a)
	Quarter Ended 12/27/2014	Commodity mark-to- market net impact	Restructuring and impairment charges (b)	Pension lump sum settlement charge	Venezuela remeasurement charges	Quarter Ended 12/27/2014

Cost of sales	$9,364	$(18)	$—	$—	$—	$9,346
Gross profit	$10,584	$18	$—	$—	$—	$10,602
Selling, general and administrative expenses	$8,526	$(82)	$(160)	$(141)	$(105)	$8,038
Operating profit	$2,031	$100	$160	$141	$105	$2,537
Provision for income taxes	$455	$35	$40	$53	$—	$583
Net income attributable to PepsiCo	$1,311	$65	$120	$88	$105	$1,689
Net income attributable to PepsiCo per common share - diluted	$0.87	$0.04	$0.08	$0.06	$0.07	$1.12
Effective tax rate	25.6%					25.5%

	GAAP Measure					Non-GAAP Measure
	Reported	Non-Core Adjustments				Core (a)
	Quarter Ended 12/28/2013	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges (b)	Tax benefits	Quarter Ended 12/28/2013

Cost of sales	$9,565	$5	$—	$—	$—	$9,570
Gross profit	$10,553	$(5)	$—	$—	$—	$10,548
Selling, general and administrative expenses	$8,120	$(3)	$(1)	$(126)	$—	$7,990
Operating profit	$2,398	$(2)	$1	$126	$—	$2,523
Provision for income taxes	$410	$1	$—	$26	$209	$646
Net income attributable to PepsiCo	$1,742	$(3)	$1	$100	$(209)	$1,631
Net income attributable to PepsiCo per common share - diluted	$1.12	$—	$—	$0.06	$(0.13)	$1.05
Effective tax rate	19.0%					28.2%
(a) Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-16 through A-18 for a discussion of each of these adjustments.

(b) Restructuring and impairment charges include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-16 through A-18 for a discussion of these Plans.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
Years Ended December 27, 2014 and December 28, 2013
(in millions except per share amounts, unaudited)

	GAAP Measure					Non-GAAP Measure
	Reported	Non-Core Adjustments				Core (a)
	Year Ended 12/27/2014	Commodity mark-to- market net impact	Restructuring and impairment charges (b)	Pension lump sum settlement charge	Venezuela remeasurement charges	Year Ended 12/27/2014
Cost of sales	$30,884	$33	$—	$—	$—	$30,917
Gross profit	$35,799	$(33)	$—	$—	$—	$35,766
Selling, general and administrative expenses	$26,126	$(101)	$(418)	$(141)	$(105)	$25,361
Operating profit	$9,581	$68	$418	$141	$105	$10,313
Provision for income taxes	$2,199	$24	$99	$53	$—	$2,375
Noncontrolling interests	$45	$—	$3	$—	$—	$48
Net income attributable to PepsiCo	$6,513	$44	$316	$88	$105	$7,066
Net income attributable to PepsiCo per common share - diluted	$4.27	$0.03	$0.21	$0.06	$0.07	$4.63
Effective tax rate	25.1%					25.0%

	GAAP Measure						Non-GAAP Measure
	Reported	Non-Core Adjustments					Core (a)
	Year Ended 12/28/2013	Commodity mark-to- market net impact	Merger and integration charges	Restructuring and impairment charges (b)	Venezuela remeasurement charges	Tax benefits	Year Ended 12/28/2013
Cost of sales	$31,243	$(82)	$—	$—	$—	$—	$31,161
Gross profit	$35,172	$82	$—	$—	$—	$—	$35,254
Selling, general and administrative expenses	$25,357	$10	$(10)	$(163)	$(111)	$—	$25,083
Operating profit	$9,705	$72	$10	$163	$111	$—	$10,061
Provision for income taxes	$2,104	$28	$2	$34	$—	$209	$2,377
Net income attributable to PepsiCo	$6,740	$44	$8	$129	$111	$(209)	$6,823
Net income attributable to PepsiCo per common share - diluted	$4.32	$0.03	$0.01	$0.08	$0.07	$(0.13)	$4.37
Effective tax rate	23.7%						25.7%
(a) Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-16 through A-18 for a discussion of each of these adjustments.
(b) Restructuring and impairment charges include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-16 through A-18 for a discussion of these Plans.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
Quarters Ended December 27, 2014 and December 28, 2013
(in millions, unaudited)

	GAAP Measure	Non-Core Adjustments				Non-GAAP Measure
	Reported					Core (a)
Operating Profit	Quarter Ended 12/27/2014	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	Pension lump sum settlement charge	Venezuela remeasurement charges	Quarter Ended 12/27/2014
Frito-Lay North America	$1,230	$—	$13	$—	$—	$1,243
Quaker Foods North America	172	—	12	—	—	184
Latin America Foods	329	—	18	—	—	347
PepsiCo Americas Beverages	691	—	44	—	(21)	714
Europe	263	—	34	—	—	297
Asia, Middle East & Africa	159	—	18	—	—	177
Division Operating Profit	2,844	—	139	—	(21)	2,962
Corporate Unallocated	(813)	100	21	141	126	(425)
Total Operating Profit	$2,031	$100	$160	$141	$105	$2,537

	GAAP Measure	Non-Core Adjustments			Non-GAAP Measure
	Reported				Core (a)
Operating Profit	Quarter Ended 12/28/2013	Commodity mark-to-market net impact	Merger and integration charges	Restructuring and impairment charges (b)	Quarter Ended 12/28/2013
Frito-Lay North America	$1,166	$—	$—	$14	$1,180
Quaker Foods North America	167	—	—	4	171
Latin America Foods	413	—	—	6	419
PepsiCo Americas Beverages	665	—	—	23	688
Europe	279	—	1	46	326
Asia, Middle East & Africa	171	—	—	23	194
Division Operating Profit	2,861	—	1	116	2,978
Corporate Unallocated	(463)	(2)	—	10	(455)
Total Operating Profit	$2,398	$(2)	$1	$126	$2,523
(a) Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-16 through A-18 for a discussion of each of these adjustments.
(b) Restructuring and impairment charges include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-16 through A-18 for a discussion of these Plans.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
Years Ended December 27, 2014 and December 28, 2013
(in millions, unaudited)

	GAAP Measure	Non-Core Adjustments				Non-GAAP Measure
	Reported					Core (a)
Operating Profit	Year Ended 12/27/2014	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	Pension lump sum settlement charge	Venezuela remeasurement charges	Year Ended 12/27/2014
Frito-Lay North America	$4,054	$—	$48	$—	$—	$4,102
Quaker Foods North America	621	—	14	—	—	635
Latin America Foods	1,211	—	25	—	—	1,236
PepsiCo Americas Beverages	2,846	—	182	—	(21)	3,007
Europe	1,331	—	71	—	—	1,402
Asia, Middle East & Africa	1,043	—	37	—	—	1,080
Division Operating Profit	11,106	—	377	—	(21)	11,462
Corporate Unallocated	(1,525)	68	41	141	126	(1,149)
Total Operating Profit	$9,581	$68	$418	$141	$105	$10,313

	GAAP Measure	Non-Core Adjustments				Non-GAAP Measure
	Reported					Core (a)
Operating Profit	Year Ended 12/28/2013	Commodity mark-to-market net impact	Merger and integration charges	Restructuring and impairment charges (b)	Venezuela remeasurement charges	Year Ended 12/28/2013
Frito-Lay North America	$3,877	$—	$—	$19	$—	$3,896
Quaker Foods North America	617	—	—	4	—	621
Latin America Foods	1,242	—	—	12	—	1,254
PepsiCo Americas Beverages	2,955	—	—	31	(13)	2,973
Europe	1,293	—	10	60	—	1,363
Asia, Middle East & Africa	1,174	—	—	26	—	1,200
Division Operating Profit	11,158	—	10	152	(13)	11,307
Corporate Unallocated	(1,453)	72	—	11	124	(1,246)
Total Operating Profit	$9,705	$72	$10	$163	$111	$10,061
(a) Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See A-16 through A-18 for a discussion of each of these adjustments.
(b) Restructuring and impairment charges include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-16 through A-18 for a discussion of these Plans.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)

Developing and Emerging Markets Net Revenue Growth Reconciliation

	Quarter Ended	Year Ended
	12/27/2014	12/27/2014
Reported Developing and Emerging Markets Net Revenue Growth	(4)%	(1)%
Impact of Acquisitions / Divestitures	—	—
Impact of Foreign Exchange Translation	14	9
Developing and Emerging Markets Organic Revenue Growth	10%	9%

Gross Margin Growth Reconciliation

	Quarter Ended		Year Ended
	12/27/2014		12/27/2014
Reported Gross Margin Growth	60	bps	73	bps
Commodity Mark-to-Market Net Impact	11		(17)
Core Gross Margin Growth	72	bps	55	bps
Operating Margin Growth Reconciliation

	Quarter Ended		Year Ended
	12/27/2014		12/27/2014
Reported Operating Margin Growth	(174)	bps	(25)	bps
Commodity Mark-to-Market Net Impact	50		(1)
Merger and Integration Charges	(1)		(1.5)
Restructuring and Impairment Charges	18		38
Pension Lump Sum Settlement Charge	71		21
Venezuela Remeasurement Charges	53		(1)
Core Operating Margin Growth	17	bps	32	bps
Net Cash Provided by Operating Activities Reconciliation (in millions)

Year Ended
12/27/2014
Net Cash Provided by Operating Activities	$10,506
Capital Spending	(2,859)
Sales of Property, Plant and Equipment	115
Free Cash Flow	7,762
Discretionary Pension and Retiree Medical Contributions (after-tax)	274
Payments Related to Restructuring Charges (after-tax)	215
Net Capital Investments Related to Restructuring Plan	8
Free Cash Flow Excluding Above Items	$8,259
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)

Return on Invested Capital (ROIC) Reconciliation

Year Ended
12/27/2014
Reported ROIC	13.2%
Impact of:
Cash, Cash Equivalents and Short-Term Investments	3.4
Interest Income After Tax	(0.1)
Commodity Mark-to-Market Net Impact	0.1
Venezuela Remeasurement Charges	0.2
Tax Benefits	0.1
Restructuring and Impairment Charges	0.5
Pension Lump Sum Settlement Charge	0.1
Core Net ROIC (a)	17.5%
ROIC Growth Reconciliation

	Year Ended
	12/27/2014
Reported ROIC Growth	(79)	bps
Impact of:
Cash, Cash Equivalents and Short-Term Investments	88
Tax Benefits	42
Restructuring and Impairment Charges	37
Pension Lump Sum Settlement Charge	17
Merger and Integration Charges	3
Venezuela Remeasurement Charges	(3)
Restructuring and Other Charges Related to the Transaction with Tingyi	3
Core Net ROIC Growth (a)	108	bps
(a) Core Net ROIC represents core net income attributable to PepsiCo plus after-tax core net interest expense, divided by a quarterly average of invested capital less cash, cash equivalents and short-term investments adjusted for non-core items.
Net Revenue Growth Reconciliation

	GAAP Measure			Non-GAAP Measure
	Reported Growth	Percent Impact of		Organic Growth
	Quarter Ended	Foreign Exchange Translation		Quarter Ended
	12/27/2014			12/27/2014
Venezuela (Foods)	DD %	DD	%	DD	%
Argentina (Foods)	(DD)%	DD	%	DD	%
Brazil (Foods)	(MSD)%	HSD	%	LSD	%

	GAAP Measure			Non-GAAP Measure
	Reported Growth	Percent Impact of		Organic Growth
	Year Ended	Foreign Exchange Translation		Year Ended
	12/27/2014			12/27/2014
Venezuela (Foods)	DD %	DD	%	DD	%
Argentina (Foods)	(DD)%	DD	%	DD	%
Brazil (Foods)	(LSD)%	HSD	%	MSD	%
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)

Net Cash Provided by Operating Activities Reconciliation (in billions)

	2015 Guidance
Net Cash Provided by Operating Activities	$	~	10
Net Capital Spending		~	(3)
Free Cash Flow		~	7
Certain Other Items (a)		~	—
Free Cash Flow Excluding Certain Other Items	$	~	7
(a) Certain other items include discretionary pension and retiree medical contributions and payments related to restructuring charges and the tax impact associated with these items, as applicable.

Cautionary Statement
Statements in this communication that are “forward-looking statements,” including our 2015 guidance, are based on currently available information, operating plans and projections about future events and trends. Terminology such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goals,” “guidance,” “intend,” “may,” “objectives,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences or otherwise; changes in the legal and regulatory environment; imposition of new taxes, disagreements with tax authorities or additional tax liabilities; PepsiCo’s ability to compete effectively; PepsiCo’s ability to grow its business in developing and emerging markets or unstable political conditions, civil unrest or other developments and risks in the markets where PepsiCo’s products are made, manufactured, distributed or sold; unfavorable economic conditions in the countries in which PepsiCo operates; increased costs, disruption of supply or shortages of raw materials and other supplies; failure to realize anticipated benefits from PepsiCo’s productivity initiatives or global operating model; disruption of PepsiCo’s supply chain; product contamination or tampering or issues or concerns with respect to product quality, safety and integrity; damage to PepsiCo’s reputation or brand image; failure to successfully complete or integrate acquisitions and joint ventures into PepsiCo’s existing operations or to complete or manage divestitures or refranchisings; PepsiCo’s ability to hire or retain key employees or a highly skilled and diverse workforce; loss of any key customer or changes to the retail landscape; any downgrade or potential downgrade of PepsiCo’s credit ratings; the ability to protect information systems against or effectively respond to a cybersecurity incident or other disruption; PepsiCo’s ability to implement shared services or utilize information technology systems and networks effectively; fluctuations or other changes in exchange rates, including the potential introduction of new exchange mechanisms in Venezuela; climate change, or legal, regulatory or market measures to address climate change; failure to successfully negotiate collective bargaining agreements or strikes or work stoppages; any infringement of or challenge to PepsiCo’s intellectual property rights; potential liabilities and costs from litigation or legal proceedings; and other factors that may adversely affect the price of PepsiCo’s common stock and financial performance.
For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Miscellaneous Disclosures
In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found in the attached exhibits, as well as on the company’s website at www.pepsico.com in the “Investors” section under “Events & Presentations.” Our non-GAAP measures exclude from reported results those items that management believes are not indicative of our ongoing performance and reflect how management evaluates our operating results and trends.
Glossary
Acquisitions and divestitures: All merger and acquisition activity, including the impact of acquisitions, divestitures and changes in ownership or control in consolidated subsidiaries and nonconsolidated equity investees.
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.

Constant currency: Financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates.
Core: Core results are non-GAAP financial measures which exclude certain items from our historical results. In 2014, core results exclude the commodity mark-to-market net impact included in corporate unallocated expenses, restructuring and impairment charges, a pension lump sum settlement charge and a charge related to the 2014 Venezuela remeasurement. In 2013, core results exclude the commodity mark-to-market net impact included in corporate unallocated expenses, merger and integration charges in connection with our acquisition of Wimm-Bill-Dann Foods OJSC (WBD), restructuring and impairment charges, a charge related to the 2013 Venezuela currency devaluation and a tax benefit. See “Reconciliation of GAAP and Non-GAAP Information” for additional information.

Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: Reflects the year-over-year impact of discrete pricing actions, sales incentive activities and mix resulting from selling varying products in different package sizes and in different countries.
Free cash flow: Net cash provided by operating activities less capital spending plus sales of property, plant and equipment. See above for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow).
Free cash flow, excluding certain items: Free cash flow, excluding: (1) discretionary pension and retiree medical contributions, (2) payments related to restructuring charges, (3) net capital investments related to restructuring plan and (4) the tax impacts associated with each of these items, as applicable. This non-GAAP financial measure is our primary measure used to monitor cash flow performance. See above for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow). See “Reconciliation of GAAP and Non-GAAP Information” for additional information.

Mark-to-market gain or loss or net impact: Change in market value for commodity contracts that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.

Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.

Organic: A measure that adjusts for impacts of acquisitions, divestitures and other structural changes, and in the case of organic revenue, foreign exchange translation. In excluding the impact of foreign exchange translation, we assume constant foreign exchange rates used for translation based on the rates in effect for the comparable prior-year period. See the definition of “Constant currency” for additional information.
Reconciliation of GAAP and Non-GAAP Information (unaudited)
Division operating profit, core results, core constant currency results and organic results are non-GAAP financial measures as they exclude certain items noted below. These measures are not in accordance with Generally Accepted Accounting Principles (GAAP). However, we believe investors should consider these measures as they are more indicative of our ongoing performance and reflect how management evaluates our operational results and trends. These measures are not, and should not be viewed as, substitutes for GAAP reporting measures.
Commodity mark-to-market net impact
In the quarter and year ended December 27, 2014, we recognized mark-to-market net losses of $100 million and $68 million, respectively, on commodity hedges in corporate unallocated expenses. In the quarter and year ended December 28, 2013, we recognized $2 million of mark-to-market net gains and $72 million of mark-to-market net losses, respectively, on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. These commodity derivatives include agricultural products, energy and metals. Commodity derivatives that do not qualify for hedge accounting treatment are marked to market each period with the resulting gains and losses recorded in corporate unallocated expenses, as either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. These gains and losses are subsequently reflected in division results when the divisions recognize the cost of the underlying commodity in operating profit.
Merger and integration charges
In the quarter and year ended December 28, 2013, we incurred merger and integration charges of $1 million and $10 million, respectively, related to our acquisition of WBD, all of which were recorded in the Europe segment.
Restructuring and impairment charges
2014 Multi-Year Productivity Plan
In the quarter and year ended December 27, 2014, we incurred restructuring charges of $130 million and $357 million, respectively, in conjunction with the multi-year productivity plan we publicly announced on February 13, 2014 (2014 Productivity Plan). In the quarter and year ended December 28, 2013, we incurred restructuring charges of $53 million in conjunction with our 2014 Productivity Plan. The 2014 Productivity Plan includes the next generation of productivity initiatives that we believe will strengthen our food, snack and beverage businesses by: accelerating our investment in manufacturing automation; further optimizing our global manufacturing footprint, including closing certain manufacturing facilities; re-engineering our go-to-market systems in developed markets; expanding shared services; and implementing simplified organization structures to drive efficiency.
2012 Multi-Year Productivity Plan
In the quarter and year ended December 27, 2014, we incurred restructuring charges of $30 million and $61 million, respectively, in conjunction with the multi-year productivity plan we publicly announced on February 9, 2012 (2012 Productivity Plan). In the quarter and year ended December 28, 2013, we incurred restructuring charges of $73 million and $110 million, respectively, in conjunction with our 2012 Productivity Plan. The 2012 Productivity Plan includes actions in every aspect of our business that we believe will strengthen our complementary food, snack and beverage businesses by: leveraging new technologies and processes across PepsiCo’s operations, go-to-market and information systems; heightening the focus on best practice sharing across the globe; consolidating manufacturing, warehouse and sales facilities; and implementing simplified organization structures, with wider spans of control and fewer layers of management.
Pension lump sum settlement charge
In the quarter and year ended December 27, 2014, we recorded a pension lump sum settlement charge of $141 million related to payments for pension liabilities to certain former employees who had vested benefits.
Venezuela remeasurement charges
In the quarter and year ended December 27, 2014, we recorded a $105 million net charge related to our remeasurement of the bolivar for certain net monetary assets of our Venezuela businesses. $126 million of this charge was recorded in corporate unallocated expenses, with the balance (equity income of $21 million) recorded in our PAB segment.
In 2014, our results of operations in Venezuela generated 2% of our net revenue and 4% of our operating profit. As of December 27, 2014, our operations in Venezuela comprised 9% of our cash and cash equivalents balance. Our bolivar-denominated net monetary assets in Venezuela, which primarily include cash and cash equivalents, approximated $480 million at December 27, 2014. Our non-monetary assets in Venezuela, which primarily include equity investments, intangible assets, property, plant and equipment and inventory, approximated $650 million at December 27, 2014. As of December 27, 2014, there were three exchange mechanisms in Venezuela (the fixed exchange rate of 6.3 bolivars per U.S. dollar; the SICAD 1 auction-based exchange rate which as of December 27, 2014 was 12 bolivars per U.S. dollar; and the SICAD 2 auction-based exchange rate which as of December 27, 2014 was 50 bolivars per U.S dollar). In February 2015, the Venezuelan government indicated it would implement further changes to these three existing exchange mechanisms. We continue to monitor developments closely and may determine in the future that rates other than the SICAD 1 rate or the fixed exchange rate, as applicable, are appropriate for remeasurement of the net monetary assets of our Venezuelan entities. If, at December 27, 2014, we had used the SICAD 1 rate to remeasure the net monetary assets that remain at the fixed exchange rate, we would have incurred an additional net charge of approximately $160 million. If, at December 27, 2014, we had remeasured all net monetary assets of our Venezuela businesses at the SICAD 2 rate, we would have incurred an additional net charge of approximately $400 million. Any further devaluation of the bolivar or change in the currency exchange mechanisms could adversely affect our financial results, including resulting in further charges or impairment of our non-monetary assets or a higher than expected unfavorable impact of foreign exchange translation.
In the year ended December 28, 2013, we recorded a $111 million net charge related to the devaluation of the bolivar for our Venezuela businesses. $124 million of this charge was recorded in corporate unallocated expenses, with the balance (equity income of $13 million) recorded in our PAB segment.

Tax benefit
In the quarter and year ended December 28, 2013, we recognized a non-cash tax benefit of $209 million associated with our agreement with the IRS resolving all open matters related to the audits for taxable years 2003 through 2009, which reduced our reserve for uncertain tax positions for the tax years 2003 through 2012.

Free cash flow, excluding certain items
Free cash flow (excluding the items noted in the Net Cash Provided by Operating Activities Reconciliation table) is the primary measure management uses to monitor cash flow performance. This is not a measure defined by GAAP. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities. Additionally, we consider certain other items (included in the Net Cash Provided by Operating Activities Reconciliation table) in evaluating free cash flow that we believe investors should consider in evaluating our free cash flow results.

2015 guidance and long-term targets
Our 2015 core tax rate guidance, our 2015 core constant currency EPS growth guidance and our long-term core constant currency EPS growth target exclude the commodity mark-to-market net impact included in corporate unallocated expenses and restructuring and impairment charges. Our 2015 organic revenue growth guidance and our long-term organic revenue growth target exclude the impact of acquisitions, divestitures and other structural changes. In addition, our 2015 organic revenue growth guidance, our 2015 core constant currency EPS growth guidance, our long-term organic revenue growth target and our long-term core constant currency EPS growth target exclude the impact of foreign exchange. We are not able to reconcile our full year projected 2015 core tax rate to our full year projected 2015 reported tax rate, our full year projected 2015 core constant currency EPS growth to our full year projected 2015 reported EPS growth or our long-term projected core constant currency EPS growth to our long-term projected reported EPS growth because we are unable to predict the 2015 and long-term impacts of foreign exchange or the mark-to-market net impact on commodity hedges due to the unpredictability of future changes in foreign exchange rates and commodity prices. We are also unable to reconcile our full year projected 2015 organic revenue growth to our full year projected 2015 reported net revenue growth or our long-term projected organic revenue growth to our long-term projected reported net revenue growth because we are unable to predict the 2015 and long-term impacts of foreign exchange due to the unpredictability of future changes in foreign exchange rates. Therefore, we are unable to provide a reconciliation of these measures.